Exhibit 10.37

FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture"), dated as of July 5, 2005, between Penn National Gaming, Inc., a Pennsylvania corporation (the "Company"), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the "Trustee"). Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.

W I T N E S S E T H

        WHEREAS, the Company and the Trustee have entered into an indenture, dated as of March 9, 2005 (the "Indenture"), pursuant to which the Company issued $250,000,000 aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2015 (the "Notes");

        WHEREAS, pursuant to Section 9.01(a) of the Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder of a Note to cure any ambiguity, defect or inconsistency;

        WHEREAS, the Indenture contains the following defect (the "Defect"): Clause (2) of the definition of "Consolidated Net Income" in the Indenture contains a defect in that the following language (the "Trigger Event Provision")—"by any Unrestricted Subsidiary or by any Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event"—was incorrectly inserted in the proviso of such Clause (2) instead of in the language of such Clause (2) preceding the proviso;

        WHEREAS, the Company wishes to reform the Indenture to cure the Defect, without the consent of the Holders of the Notes, pursuant to Section 9.01(a) of the Indenture;

        WHEREAS, the Company is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this First Supplemental Indenture, and (ii) the Officers' Certificate and the Opinion of Counsel referred to in Section 7.02(b) of the Indenture; and

        WHEREAS, this First Supplemental Indenture complies with and is authorized by the applicable provisions of the Indenture, including Section 9.01(a) thereof and the other conditions precedent provided for in the Indenture relating to the execution an delivery of this First Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree as follows:

ARTICLE 1
REFORMATION

        Section 1.01    Clause (2) of Definition of "Consolidated Net Income".    The defective placement of the Trigger Event Provision in Clause (2) of the definition of "Consolidated Net Income" is hereby cured and reformed by moving the Trigger Event Provision from the proviso of such Clause (2) to the language of such Clause (2) preceding the proviso, and making relating conforming grammatical changes thereto, so that Clause (2) of the definition of "Consolidated Net Income" reads in its entirety as follows:

          (2)    the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting or that is an Unrestricted Subsidiary or Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash);

ARTICLE 2
MISCELLANEOUS

        Section 2.01    Effectiveness.    Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be reformed and supplemented in accordance herewith, effective as of March 9, 2005, which is the date of the Indenture, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

        Section 2.02    Indenture Remains in Full Force and Effect.    Except as reformed and supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

        Section 2.03    Indenture and First Supplemental Indenture Construed Together.    This First Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together, as one and the same instrument. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture. Effective as of March 9, 2005, each reference in the Indenture to "this Indenture," "hereunder," "hereof," "herein" or words of like import, and each reference to the Indenture in any other document, shall be a reference to the Indenture as amended by this First Supplemental Indenture.

        Section 2.04    Governing Law.    THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

        Section 2.05    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction hereof.

        Section 2.06    Severability.    In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 2.07    Counterparts.    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Penn National Gaming, Inc.
By:	/s/ ROBERT. S. IPPOLITO Name: Robert S. Ippolito Title: Treasurer
Wells Fargo Bank, National Association, as Trustee
By:	/s/ JANE Y. SCHWEIGER Authorized Signatory